EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-140234 and File No. 333-161700) and Form S-8 (File No. 333-147458, File No. 333-145795, File No. 333-159927, File No. 333-167454 and File No. 333-174861) of Wireless Ronin Technologies, Inc. of our report dated March 21, 2012, relating to the consolidated financial statements, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2011.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 21, 2012